PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

Supplement dated April 22, 2022
to Prospectuses dated December 22, 2020

This supplement updates certain information contained in the prospectus for your variable annuity contract issued by Prudential Annuities Life Assurance Corporation (“PALAC”). All terms not defined in this supplement shall have the same meanings as the terms used in the prospectuses.

On September 15, 2021, Prudential Financial, Inc. (“Prudential”), the former parent of PALAC, announced that it had entered into a definitive agreement with Fortitude Group Holdings, LLC (“Fortitude Holdings”) under which Prudential would sell all of its outstanding shares of PALAC to Fortitude Group Holdings, LLC (the “Transaction”). The Transaction closed on April 1, 2022.

Changes to Contact Information
Our new telephone number is 1-800-879-7012. This telephone number replaces all of the telephone numbers in your prospectus.

In addition, in connection with the above Transaction, the “Who is Prudential Annuities?” subsection in the “General Information” section of your prospectus is restated in its entirety as follows:

General Information
Who is Prudential Annuities Life Assurance Corporation?
Prudential Annuities Life Assurance Corporation (“we,” “our,” “us,” or the “Company”), is the issuer of the Annuity. The Company is in the process of changing its name to Fortitude Life Insurance & Annuity Company following its acquisition by Fortitude Holdings, a subsidiary of FGH Parent, L.P. the parent company of Bermuda’s largest multi-line reinsurer (“Fortitude Re”). The Company is licensed to sell life insurance and annuities in the District of Columbia, Puerto Rico, and in all states except New York.
The Company is a stock life insurance company incorporated under the laws of Arizona (formerly incorporated in Connecticut), and its ultimate parent company is Fortitude Re.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, PALAC delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE
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